Exhibit 99.1

For Further Information:

Human Pheromone Sciences, Inc.
84 West Santa Clara Street, Suite 720
San Jose, CA  95113
(408) 938-3030
Contact:  William P. Horgan
          Chairman, CEO


For Immediate Release


          Human Pheromone Sciences Announces Redemption and Conversion
                               of Preferred Shares

         San Jose, California, June 3, 2003. Human Pheromone Sciences, Inc. (OTC Bulletin Board: EROX) ("HPS" or "the Company") today announced that 1,333,333 shares of its Series AA Convertible Redeemable Preferred Stock have been converted by its holder, MK GVD Fund, into 597,777 shares of HPS Common Stock. In a related transaction, the Company has redeemed all 17,448 shares of its Series BB Convertible Redeemable Preferred Stock for $500,000 in cash. At the conclusion of this transaction, the Company has remaining preferred stock outstanding of 100,000 shares of the Series AA Convertible Redeemable Preferred Stock, currently convertible into 44,834 shares of Common Stock.

         The Company indicated that these transactions were an essential element of a plan to simplify its capital structure by materially reducing preferred shareholdings. "We are pleased that we and the management of MK GVD Fund were able to agree on the terms of these transactions, and we are grateful to MK GVD Fund for its cooperation in achieving the simplification" a spokesperson for the Company noted.

         Human Pheromone Sciences, Inc. is a technology-based company, whose proof-of concept products included prestige-priced fragrances and toiletries and environmental products sold under the REALM(R), innerREALM(R), EROX(R) and Natural Attraction(R) trademarks. These products contain synthesized human pheromones covered under U.S. and foreign patents. Scientific and consumer studies have shown that the Company's


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human  pheromones  positively  impact on the moods,  attitudes  and  emotions of wearers. Further information is available on line at www.naturalattraction.com.

         The statements in this news release may contain forward-looking statements that involve risks and uncertainties that could cause results to differ from predicted results. Further information on factors that could affect the Company's results is detailed in the Company's annual report to shareholders on Form 10-KSB for the year ended December 31, 2002 and Form10-QSB for the quarter ended March 31, 2003, as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.